EX-99.A5(b)(3)

[TIAA CREF LOGO] TIAA-CREF Life Insurance Company
                 730 Third Avenue
                 New York, NY 10017-3206
                 212 490-9000  1 800 223-1200



               LAST SURVIVOR FOUR-YEAR LEVEL TERM INSURANCE RIDER

This rider adds a supplemental death benefit to your policy.

We'll pay this death benefit when we receive satisfactory proof that both people insured by your policy died before the rider's expiration date, provided your policy and this rider are in force. You'll find the amount of the death benefit in Section 1 of your policy.

CHARGES

We'll deduct these charges only while this rider is in force.

COST OF INSURANCE CHARGE

The cost of insurance charge for this rider is part of the monthly charge for this policy. We calculate it on each monthly charge date after we calculate the cost of insurance charge for your policy.

We calculate the charge by multiplying the monthly cost of insurance rate per $1,000 of net amount at risk by the net amount at risk for this rider's death benefit divided by $1,000. You'll find more about net amount at risk in MONTHLY CHARGES.

The monthly cost of insurance rates for the net amount at risk of this rider are based on the ages, genders and underwriting classes of the two people insured by the rider, and on your policy's face amount, death benefit option and how long your policy has been in force. The monthly cost of insurance rates for this rider may be different from the monthly cost of insurance rates for your policy.

We may change the monthly cost of insurance rates, but they'll never be greater than the guaranteed maximum monthly cost of insurance rates shown in Section 1 of your policy. You'll find more about changing our rates in CHANGING OUR CHARGES.

CONTESTING THE VALIDITY OF THIS RIDER

We have the right to contest the validity of this rider for two years from its issue date. Once this rider has been in force for two years from the issue date during the lifetime of each person insured by this rider, we generally lose the right to contest its validity.

After two years from this rider's issue date, you must provide us with proof of death if either person insured by the rider has died within that period. If either person has died within the two years, we have the right to contest the rider for a material misrepresentation relating to that person for 12 months after we receive proof of the death.

IF SOMEONE COMMITS SUICIDE

If either person insured by this rider commits suicide, while sane or insane, within two years from this rider's issue date, we will not pay this rider's death benefit. We will cancel this rider and refund to your policy value the cost of insurance we've deducted for this rider.

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WHEN THIS RIDER BEGINS

We've issued this rider because you asked us on your application to add it to your policy. The rider is attached to your policy, it forms part of your policy, and the terms of the policy apply to it. The rider's issue date is the same as your policy's issue date, and coverage under this rider starts on the policy date. You'll find the issue date and policy date in Section 1 of your policy.

This rider doesn't have any policy value, and we don't use it to calculate how much you can borrow from your policy. Charges for this rider, however, will affect your policy value and how much you can borrow.

WHEN THIS RIDER WILL END

Your coverage under this rider will end on one of the following dates, whichever comes first:

o the rider's expiration date

o the date the grace period ends and you have not made the payment that is needed

o the date you end or surrender this policy

o the date we receive at our administrative office your request in a form satisfactory to us to end this rider.

TIAA-CREF LIFE INSURANCE COMPANY
ADMINISTRATIVE OFFICE
730 THIRD AVENUE
NEW YORK, NY  (10017-3206)
(1-800-223-1200)

/s/ Mark L. Serlen                                   /s/ Bertram L. Scott
-------------------                                  --------------------
      Secretary                                          President

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